Exhibit 9(d)(1)


                           Scudder Service Corporation
                                 Fee Information
                        as Shareholder Service Agent for
                                 AARP Money Fund




General

     Fees are based on an annual per shareholder account charge for account servicing plus out-of-pocket expenses.

     Fees are billable on a monthly basis at the rate of 1/12 of the annual charge. A charge is made for an account in the month that an account opens or closes.

              Basic Annual per Account Fee        $l5.25
                  (per account, per year)

Out-of-Pocket Expenses

     Out-of-pocket expenses include but are not limited to: postage, forms, telephone, microfilm, microfiche and expenses incurred at the specific direction of the Fund.

Payment

     The above will be charged against the Fund's custodian checking account five (5) days after the invoice is presented for payment.

     AARP Money Fund                               Scudder Service Corporation

     By     Cuyler W. Findlay                      By     David S. Lee
            -----------------------                       ---------------------
     Title      President                          Title       President
            -----------------------                       ---------------------
     Date       June 1, 1988                       Date        June 1, 1988
            -----------------------                       ---------------------